EXHIBIT 4.02

THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”),AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE A MAXIMUM OF

700,000 SHARES OF COMMON STOCK OF

DESIGN WITHIN REACH, INC.

October 2, 1998 (the “Effective Date”)

This certifies that JESSE HANSEN & Co. (“Holder”) is entitled to purchase from DESIGN WITHIN REACH, INC. (the “Company”) a maximum of 700,000 fully paid and nonassessable shares of the Company’s common stock, no par value (the “Common Stock”), for cash at a price of $1.50 per share (the “Warrants”) (the purchase price specified above is referred to as the “Purchase Price”) prior October 1, 2004 (the “Expiration Date”) upon surrender to the Company at its principal office (or at such other location as the Company may advise Holder in writing) of this Warrant properly endorsed with the Subscription Form attached hereto duly filled in and signed and, if applicable, upon payment in cash or by check of the applicable Purchase Price for the number of shares for which this Warrant is being exercised determined in accordance with the provisions hereof. This Warrant is being delivered to Holder in connection with that Agreement dated the date hereof between the Company and Holder (the “Agreement”). The Purchase price and the number of shares purchasable hereunder are subject to adjustment as provided in Section 3 of this Warrant.

This Warrant is subject to the following terms and conditions:

1.	EXERCISE; ISSUANCE OF CERTIFICATES; PAYMENT FOR SHARES.

1.1 Exercise.

(a) The purchase rights set forth in this Warrant are exercisable by the Holder, in whole or in part, at any time, or from time to time, prior to the expiration of the appropriate Expiration Date, by tendering to the Company at its principal office a notice of exercise in the form attached hereto as Exhibit A (the “Notice of Exercise”), duly completed and executed. Promptly upon receipt of the Notice of Exercise and the payment of the purchase price in accordance with the terms set forth below, the Company shall issue to the Holder a certificate for the number of purchased shares.

(b) The Exercise Price may be paid at the Holder’s election either (i) by cash or check, or (ii) by surrender of Warrants (“Net Issuance”) as determined below. If the Holder elects the Net Issuance method, the Company will issue Common Stock in accordance with the following formula:

X = Y(A-B)
A

Where:	X	=	the number of shares of Common Stock to be issued to the Holder.

	Y	=	the number of shares of Common Stock requested to be exercised under this Warrant.

	A	=	the fair market value of one (1) share of Common Stock (at the date of such calculation).

	B	=	the Exercise Price (as adjusted to the date of such calculation).

For purposes of the above calculation, fair market value of one share of Common Stock shall be determined by the Company’s Board of Directors in good faith; provided, however, that where there is a public market for the Common Stock, the fair market value per share shall be the product of (i) the average of the closing prices of the Common Stock quoted on The Nasdaq National Market System (or similar system) or on any exchange on which the Common Stock is listed, whichever is applicable, over the twenty-one (21) day period ending three (3) days before the day the current fair market value is being determined and (ii) the number of shares of Common Stock into which each share of Common Stock is convertible at the time of such exercise.

(c) Upon partial exercise by either cash or Net Issuance, upon surrender of this Warrant the Company shall promptly issue an amended Warrant representing the remaining number of shares purchasable hereunder. All other terms and conditions of such amended Warrant shall be identical to those contained herein, including, but not limited to, the Effective Date.

(d) The right to purchase Common Stock under this Warrant shall be subject to the following purchase option (the “Purchase Option”), which shall be exercisable by the Company in the event that Holder resigns or is terminated as the Company’s financial advisor pursuant to the terms of that engagement letter dated October 2, 1998 between the Company and Holder:

(i) on October 2, 1998 (the “Repurchase Date”), the Company shall have the right to purchase one-third of the Warrants from Holder for $0.01 per share of Common Stock underlying such Warrants, which purchase option shall decrease in equal installments over the thirty-six (36) months immediately following the Repurchase Date so that the Purchase Option shall terminate on that date which is thirty-six (36) months following the Repurchase Date; and

(ii) on the Repurchase Date, the Company shall have the right to purchase one-third of the Warrants from Holder for $0.01 per share of Common Stock underlying such Warrants, which purchase option shall decrease in equal installments over the forty-eight (48) months immediately following the Repurchase Date Date so that the Purchase Option shall terminate on that date which is forty-eight (48) months following the Repurchase Date.

The Purchase Option shall terminate in the event of: (1) a Change of Control (as defined herein) or (2) an initial public offering of the Common Stock under the Securities Act of 1933, as amended. A “Change of Control” shall mean a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to the merger, consolidation or reorganization. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

1.2 General. Shares of Common Stock purchased under this Warrant will be and are deemed to be issued to Holder as the record owner of such shares as of the close of business on the date on which this Warrant is surrendered, properly endorsed, the completed and executed Subscription Form delivered and, if applicable, payment made for such shares. Certificates for the shares of Common Stock so purchased, together with any other securities or property to which Holder is entitled upon such exercise, will be delivered to Holder by the Company at the Company’s expense within five business days after the rights represented by this Warrant have been so exercised. In case of a purchase of less than all the shares that may be purchased under this Warrant, the Company will cancel this Warrant and execute and deliver a new Warrant of like tenor for the balance of the shares purchasable under this Warrant surrendered upon such purchase to Holder within the same period of time. Each stock certificate delivered will be in such denominations of Common Stock as may be requested by Holder and will be registered in the name of Holder.

1.3 Right of First Refusal. If Holder proposes to sell or transfer this Warrant or any Common Stock then Holder shall promptly give written notice (the “Notice”) the Company at least thirty (30) days prior to the closing of such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the portion of this Warrant or number of shares Common Stock to be sold or transferred, the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. The Company shall have the right, exercisable upon written notice to Holder within fifteen (15) days after the Notice, to purchase such Common Stock on the same terms and conditions; provided, however, in the event that the Company declines to exercise such right, Holder may sell such Common Stock on the terms described in the Notice for a period of ninety days thereafter.

2.	SHARES TO BE FULLY PAID; RESERVATION OF SHARES.

All shares of Common Stock issued upon the exercise of this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. During the period within which this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Common Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to ensure that such shares of Common Stock may be issued as provided herein without violation of any applicable law or regulation; provided, however, that the Company will not be required to effect a registration under federal or state securities laws with respect to such exercise. The Company will not take any action that would result in any adjustment of the Purchase Price if the total number of shares of Common Stock issuable after such action upon exercise of all outstanding warrants, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon exercise of all options and upon the conversion of all convertible securities then outstanding, would exceed the total number of shares of Common Stock then authorized by the Company’s Articles of Incorporation.

3.	ADJUSTMENT OF PURCHASE PRICE AND NUMBER OF SHARES.

The Purchase Price and the number of shares purchasable upon the exercise of this Warrant will be subject to adjustment from time to time upon the occurrence of certain events described in this Section 3. Upon each adjustment of the Purchase Price, Holder will thereafter be entitled to purchase, at the Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Purchase Price resulting from such adjustment.

3.1 Subdivision or Combination of Stock. If the Company at any time subdivides its outstanding shares of Common Stock into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision will be proportionately reduced, and conversely, if the outstanding shares of Common Stock of the Company are combined into a smaller number of shares, the Purchase Price in effect immediately prior to such combination will be proportionately increased.

3.2 Dividends in Common Stock, Other Stock, Property, Reclassification. If at any time or from time to time holders of Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) receive or become entitled to receive, without payment therefor,

(a) Common Stock or any shares of stock or other securities that are at any time directly or indirectly convertible into or exchangeable for Common Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b) any cash paid or payable otherwise than as a cash dividend, or

(c) Common Stock or additional stock or other securities or property (including cash) by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement (other than (1) shares of Common Stock issued as a stock split, adjustments in respect of which will be covered by the terms of Section 3.1 or (2) an event for which adjustment is otherwise made pursuant to Section 3.4), then and in each such case, Holder will, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) that Holder would hold on the date of such exercise had it been Holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property.

3.3 Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization of the capital stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation is effected in such a way that holders of Common Stock are entitled to receive stock, securities, or other assets or property, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions will be made whereby Holder will thereafter have the right to purchase and receive (in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of this Warrant) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby; provided, however, that in the event the value of the stock, securities or other assets or property (determined in good faith by the Board) issuable or payable with respect to one share of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby is in excess of the Purchase Price hereof effective at the time of the merger and securities received in such reorganization, if any, are publicly traded, then this Warrant will expire unless exercised prior to the reorganization. In any reorganization described above, appropriate provision will be made with respect to the rights and interests of Holder of this Warrant to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Purchase Price and of the number of shares purchasable and receivable upon the exercise of this Warrant) will thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company will not effect any such consolidation, merger or sale unless, prior to the consummation thereof, the successor corporation (if other than the Company) resulting from such consolidation or the corporation purchasing such assets will assume by written instrument, executed and mailed or delivered to Holder, the obligation to deliver to Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, Holder may be entitled to purchase.

3.4 Notice of Adjustment. Upon any adjustment of the Purchase Price or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company will give written notice thereof to Holder, which notice will state the Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

3.5 Other Notices. If at any time:

(a) the Company declares any cash dividend upon its Common Stock;

(b) the Company declares any dividend upon the Common Stock payable in stock or makes any special dividend or other distribution to holders of Common Stock;

(c) the Company offers for subscription pro rata to holders of Common Stock any additional shares of stock of any class or other rights;

(d) there is any capital reorganization or reclassification of the capital stock of the Company; or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation; or

(e) there is a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in any one or more of said cases, the Company will give Holder (a) at least 10 days’ prior written notice of the date on which the books of the Company will close or a record will be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or public offering, at least 30 days’ prior written notice of the date when the same will take place; provided, however, that Holder will make a best efforts attempt to respond to such notice as early as possible after the receipt thereof. Any notice given in accordance with the foregoing clause (a) will also specify, in the case of any such dividend, distribution or subscription rights, the date on which holders of Common Stock will be entitled thereto. Any notice given in accordance with the foregoing clause (b) will also specify the date on which Holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up, conversion or public offering, as the case may be.

3.6 Certain Events. If any change in the outstanding Common Stock or any other event occurs as to which the other provisions of this Section 3 are not strictly applicable or if strictly applicable would not fairly protect the purchase rights of Holder in accordance with such provisions, then the Board will make an adjustment in the number and class of shares available under this Warrant, the Purchase Price or the application of such provisions, so as to protect such purchase rights as aforesaid. The adjustment will be such as will give Holder upon exercise for the same aggregate Purchase Price the total number, class and kind of shares as it would have owned had this Warrant been exercised prior to the event and had it continued to hold such shares until after the event requiring adjustment.

4.	ISSUE TAX.

The issuance of certificates for shares of Common Stock upon the exercise of this Warrant will be made without charge to Holder for any issue tax (other than any applicable income taxes) in respect thereof; provided, however, that the Company will not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of Holder.

5.	CLOSING OF BOOKS.

The Company will at no time close its transfer books against the transfer of any warrant or of any shares of Common Stock issued or issuable upon the exercise of any warrant in any manner that interferes with the timely exercise of this Warrant.

6.	NO VOTING OR DIVIDEND RIGHTS; LIMITATION OF LIABILITY.

Nothing contained in this Warrant will be construed as conferring upon Holder the right to vote or to consent or to receive notice as a stockholder of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest will be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant has been exercised. No provisions hereof, in the absence of affirmative action by Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of Holder, will give rise to any liability of Holder for the Purchase Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

7.	MODIFICATION AND WAIVER.

This Warrant and any provision hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

8.	NOTICES.

9. Any notice, or other communication hereunder will be given in writing and will be deemed effectively given as of the date delivered if delivered by hand or facsimile (confirmed by hand delivery, nationally-recognized overnight delivery serve or registered or certified mail), one day after deposit with a nationally-recognized overnight delivery courier service or three days after deposit with the United States post office, by registered or certified mail with postage and fees prepaid, addressed to Holder at its address as shown on the books of the Company or to the Company at its principal executive offices or such other address as either may from time to time provide to the other by 10 days’ advance written notice in accordance with this Section 8.

10.	DESCRIPTIVE HEADINGS AND GOVERNING LAW.

The description headings of the several sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant will be construed and enforced in accordance with, and the rights of the parties will be governed by, the laws of the State of California.

11.	LOST WARRANTS.

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant, the Company, at its expense, will make and deliver a new Warrant, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant.

12.	FRACTIONAL SHARES.

No fractional shares will be issued upon exercise of this Warrant. The Company will, in lieu of issuing any fractional share, pay Holder a sum in cash equal to such fraction multiplied by the then effective Purchase Price.

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The Company has caused this Warrant to be duly executed by its officers, thereunto duly authorized on the date hereof.

DESIGN WITHIN REACH, INC.

Signature:

Printed Name:

Title:

ACCEPTED:

JESSE HANSEN & CO.

Signature:

Print Name:

Title:

EXHIBIT A

SUBSCRIPTION FORM

Date:

Design Within Reach, Inc.

455 Jackson Street

San Francisco, CA 94111

Ladies and Gentlemen:

The undersigned (“Purchaser”) hereby elects to exercise this Warrant issued to it by Design Within Reach, Inc. (the “Company”) and dated                     , 1999 (the “Warrant”) and to purchase thereunder                      shares of the Common Stock of the Company (the “Shares”) at a purchase price of $             per Share for an aggregate purchase price of $             (the “Purchase Price”).

Pursuant to the terms of this Warrant the undersigned has delivered the Purchase Price herewith in full in cash or by certified check or wire transfer. In connection with such purchase and in order to comply with the exemptions from registration relied upon by the Company, Purchaser represents, warrants and agrees as follows:

Purchaser is acquiring the Common Stock for its own account, to hold for investment, and Purchaser will not make any sale, transfer or other disposition of the Common Stock in violation of the Securities Act of 1933, as amended (the “Act”), or the General Rules and Regulations promulgated thereunder by the Securities and Exchange Commission or in violation of any applicable state securities law.

Purchaser has been advised that the Common Stock has not been registered under the Act or state securities laws on the ground that this transaction is exempt from registration, and that reliance by the Company on such exemptions is predicated in part on Purchaser’s representations set forth in this letter.

Purchaser has been informed that under the Act, the Common Stock must be held indefinitely unless it is subsequently registered under the Act or unless an exemption from such registration (such as Rule 144) is available with respect to any proposed transfer or disposition by Purchaser of the Common Stock. Purchaser further agrees that the Company may refuse to permit Purchaser to sell, transfer or dispose of the Common Stock (except as permitted under Rule 144) unless there is in effect a registration statement under the Act and any applicable state securities laws covering such transfer, or unless Purchaser furnishes an opinion of counsel reasonably satisfactory to counsel for the Company, to the effect that such registration is not required.

Purchaser has carefully read this letter and has discussed its requirements and other applicable limitations upon Purchaser’s resale of the Common Stock with Purchaser’s counsel.

Very truly yours,

JESSE HANSEN & CO.

Signature:

Printed Name:

Title: